Exhibit 10.1
PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K, THIS EXHIBIT OMITS CERTAIN INFORMATION, IDENTIFIED BY [***], THAT IS NOT MATERIAL AND THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
No.: C241128GR3108294

Guarantee Contract

Bank of Communications Co., Ltd.

No.: C241128GR3108294

Guarantee Contract

Important
The Guarantor is required to read the full text of this contract carefully, especially the articles marked with ▲▲. In case of any doubt, please promptly submit it to the Creditor for clarifications.

In order to ensure the fulfillment of all the Creditor’s rights under the main contract entered into or to be entered into between the Debtor and the Creditor, the Guarantor is willing to provide the guarantee agreed herein.
This contract is hereby entered into to clarify the rights and obligations of both parties through consultation between the Guarantor and the Creditor.

Article 1 Principal Creditor's Rights
1.1 The principal Creditor’s rights guaranteed by the Guarantor are all those under the master contract (covering all master contracts in case that multiple master contracts exist, the same below), including all kinds of loans granted by the Creditor to the Debtor in accordance with the master contract and the Creditor's rights (including contingent debts) against the Debtor arising from other bank credit business.
The bank credit business agreed herein refers to the direct financial support provided by the bank to the customer, or the guarantee of the compensation and payment liability that the customer may incur in the relevant economic activities. It includes but is not limited to any business or business under other names as listed above.

▲▲1.2 The specific contents of any principal Creditor’s rights, such as the currency and amount of the principal, interest rate and debt performance period, shall be specified by the Creditor and the debtor in the master contract (including the application for the use of credit limit under the master contract and/or the documents with other names signed by both the Creditor and the debtor, and the application for the use of credit limit and the documents with other names are collectively referred to as the “Credit Limit Use Application” herein, the same below).
The guaranteed principal Creditor’s rights under this contract shall be determined on the date of occurrence of the last principal Creditor’s right under all master contracts (the “date of determination of principal Creditor’s rights”). Where the Creditor cancels all the credit limits in accordance with the master contract, the date when all credit limits are cancelled is the date of determination of principal Creditor's rights.
The principal Creditor’s rights incurred on or before the date of determination of principal Creditor’s rights, along with the interest (including compound interest, overdue and misappropriation penalty interest), penalty for breach of contract, compensation for damages, and the cost of realizing the Creditor's rights as stipulated in Article 2.2 herein are all within the guarantee scope of this contract.
The occurrence of the principal Creditor's rights refers to the Creditor's loan disbursement, financing funds, overdrafts or the issuance of bank acceptance bills, letters of credit, letters of guarantee or standby letters of credit (SLCs).
▲▲1.3 The actual amount of the Creditor's rights under the master contract, whether lower or higher than the maximum amount of Creditor’s rights agreed herein, does not affect the Guarantor's ability to assume guarantee liability in accordance with this contract.
Article 2 Guarantor’s Liability
2.1 The Guarantor’s liability hereunder is a joint and several liability guarantee.
2.2 The scope of the guarantee shall be the principal and interest, compound interest, penalty interest, penalty for breach of contract,

compensation for damages and expenses for realizing the Creditor’s rights under all master contracts. The expenses of realizing the Creditor's rights include, but are not limited to, collection fees, litigation fees (or arbitration fees), preservation fees, publicity fees, enforcement fees, and reasonably incurred attorney fees, travel expenses and other expenses.
2.3 The guarantee period shall be calculated separately according to the debt performance period of each principal debt agreed in the master contract (under the issuance of bank acceptance bill/letter of credit/letter of guarantee, according to the date of the Creditor’s making advance payment). The guarantee period under each principal debt is three years from the date of expiration of the debt performance period (or the date of the Creditor's making advance payment).
Where the Creditor and the Debtor agree that the Debtor may fulfill the repayment obligation in installments, the guarantee period of the principal debt shall be calculated separately according to the repayment obligation for each period, which shall be three years from the expiration date of each debt performance period (or the date of the Creditor’s making advance payment).
Where the Creditor declares that any principal debt is due early, the expiration date of the performance period of the principal debt shall be the early maturity date announced by the Creditor.
▲▲2.4 Where guarantee is provided in accordance with Article 10.2(1), the Guarantor has carefully read the master contract and acknowledged all the terms.
▲▲2.5 Where guarantee is provided in accordance with Article 10.2(1), if the Creditor and the debtor change the master contract, the Guarantor shall still assume the joint and several liability guarantee. However, where the master contract is changed without the written consent of the Guarantor and the contractual amount, interest rate or debt performance period is extended, the Guarantor shall only assume the guarantee liability according to the amount, interest rate and term agreed in the original master contract. Nevertheless, if the Creditor adjusts the interest rate (including rate increase) or extends the debt performance period in accordance with the provisions of the master contract under the premise that the master contract remains unchanged, the Guarantor shall still assume all the guarantee liabilities.
▲▲2.6 The parties hereto specifically agree as follows: where the debtor shall assume Guarantor the liability for restitution and/or compensation after the master contract is confirmed to be invalid, the Guarantor shall bear corresponding civil liability.
▲▲2.7 The guarantee under this contract is a continuing guarantee, and any part of the payment or settlement of all or part of the guaranteed debt of the debtor shall not be regarded as the termination of the Guarantor's guarantee liability hereunder, and the Guarantor shall still assume its liability in accordance with this contract.
▲▲2.8 Before the debts under the master contract are fully repaid, where the Creditor allows the Debtor to transfer all or part of the debts without the written consent of the Guarantor, the Guarantor shall no longer assume the guarantee liability for all or part of the debts after the transfer.
▲▲2.9 Before the debts under the master contract are fully repaid, where a third party is involved in the debts while adding a third-party debt, the Guarantor’s guarantee liability shall not be affected.
Article 3 Guarantor’s Representations and Warranties
3.1 The Guarantor is incorporated in accordance with the law and validly existing, with all necessary legal capacity and the ability to fulfill the obligations of this contract and assume civil liability in its own name.

3.2 The signing and performance of this contract represent true intention of the Guarantor, are subject to all necessary consents, approvals and authorizations, with no legal defects.
3.3 All documents, materials and information provided by the Guarantor for the Creditor in the process of signing and performing this contract are true, accurate, complete and valid.
▲▲3.4 The Guarantor does not belong to any enterprises or is not an individual on the sanctions list of the United Nations, the European Union or the United States, and is not located in the countries and regions sanctioned by the United Nations, the European Union or the United States.
▲▲Article 4 Guarantor’s Obligations
4.1 The Guarantor hereby irrevocably and unconditionally warrants to the Creditor that if the Debtor fails to repay all or part of the principal of the loan, financing funds or the Creditor's advance payment or the corresponding interest on time and in full, the Guarantor shall immediately pay the Creditor all the amounts due and payable by the debtor.
4.2 The Guarantor shall cooperate with the Creditor in supervising and inspecting the latter’s operation and financial conditions, provide financial statements, other materials and information required by the Creditor for post-loan risk management needs in a timely manner, and ensure that the documents, materials and information provided are true, complete and accurate.
4.3 The Guarantor shall notify the Creditor in writing within seven days from the date when any of the following events occurs:
(1) Amending the articles of association, changing the name, legal representative, domicile, mailing address or business scope of the enterprise and other industrial and commercial registration items, and making decisions that have a significant impact on finance and personnel status;
(2) Intending to file for bankruptcy or may file or has been filed for bankruptcy by Creditor;
(3) Events involving major litigation, arbitration or administrative measures, or property preservation or other compulsory measures have been taken against major assets;
(4) Providing guarantee for third parties and, as a result, posing material adverse impact on its economic condition, financial condition or its ability to perform their obligations under this contract;
(5) Signing contracts that have a significant impact on its operations and financial condition;
(6) Facing suspension of production, suspension of business, dissolution, suspension of business for rectification, revocation or revocation of business license;
(7) The Guarantor or its legal representative (person in charge) or key management personnel member is involved in violating laws and regulations or violating the applicable rules of the exchange(s);
(8) Suffering a distress in operation, deteriorating financial conditions, or facing other events that have a material adverse impact on the Guarantor's operation, financial condition or solvency or economic condition;
(9) A major safety or environmental protection-related accident occurs to the Guarantor;
(10) The audit opinions issued by the Guarantor's external auditor on its financial statements are not standard unqualified opinions;
(11) The Guarantor is investigated, punished or taken other similar measures by the competent authorities due to its serious violations of laws, regulations and/or regulatory requirements;
(12) The Guarantor or its affiliate is included in the sanctions list of the United Nations, the European Union or the United States, or the

country or region in which the guarantor is located is included in the list of countries and regions sanctioned by the United Nations, the European Union or the United States.
4.4 The Guarantor hereby irrevocably and unconditionally agrees that the Guarantor shall not exercise against the debtor or other guarantors the right of the guarantor to claim compensation from the debtor or other guarantors as a result of the performance of this contract until the guaranteed debts are fully repaid. If the Guarantor's exercise of any such right or claim in breach of this article results in receiving any payment from the Debtor, the Guarantor shall make such payment to the Creditor immediately upon receipt.
4.5 If the Debtor becomes a shareholder or actual controller of the Guarantor before the Debtor repays all the debts under the master contract in full, the Guarantor will immediately notify the Creditor and provide a resolution of the shareholders' meeting (general meeting of shareholders) on agreeing to provide the guarantee.
4.6 The Guarantor warrants to comply with the national anti-money laundering laws, regulations and relevant policy requirements, not to engage in activities involving money laundering and terrorist financing, and actively cooperate with the Creditor to carry out various anti-money laundering works such as customer identification, transaction record keeping, and reporting of large-amount and suspicious transactions.
4.7 The Guarantor warrants that the Guarantor and its employees and agents will not provide, grant, solicit or accept any form of material benefits (including but not limited to cash, physical cards, travel, etc.) or other non-material benefits to or from the Creditor or the Creditor's employees in any form; not to use the funds or services provided by Creditor in any form, directly or indirectly, for activities related to corruption or bribery. If it is aware of any violation of this article, the Guarantor shall provide clues and relevant information for the Creditor in a timely, truthful, complete and accurate manner, and cooperate with the Creditor on relevant matters in accordance with the latter’s requirements.
▲▲Article 5 Deduction and Transfer Agreement
5.1 The Guarantor authorizes that the Creditor has the right to deduct money from any account opened by the Guarantor at any branch of Bank of Communications Co., Ltd. for repayment only when the Guarantor shall assume the guarantee liability to the Creditor in accordance with this contract.
5.2 After the deduction and transfer of money, the Creditor shall notify the Guarantor of the account number, master contract number, credit limit application number, contract number, deducted amount and debt balance related herein.
5.3 Where the Guarantor is unable to fully repay all debts owed by the Guarantor (including the payment made by the Guarantor to assume the guarantee liability and the money deducted by the Creditor in accordance with this contract).
(1) The money shall be first used to settle the unpaid expenses when due. On the premise that the mandatory provisions of laws, regulations, rules and regulations and relevant regulatory requirements applicable to the Creditor are not violated, if the principal and interest of the matured debt are overdue for less than 90 days, the balance after offsetting the expenses shall be used first to offset the unpaid interest or penalty interest, compound interest, and then used to offset the unpaid principal at maturity; if the principal or interest of the matured debt is overdue for 90 days or more, the balance after offsetting the expenses shall be used first to offset the unpaid principal at maturity, and then used to offset the unpaid interest or penalty interest, compound interest at maturity;
(2) Where the Guarantor has multiple debts (including debts owed by the Guarantor to the Creditor under other contracts), the Creditor has the right to determine the order of repayment and offsetting of each debt of the Guarantor at its own discretion, provided that such order of repayment does not violate the mandatory provisions of laws, regulations, rules and regulations and relevant regulatory requirements applicable to the Creditor. The Creditor shall notify the Guarantor of the result of debt offsetting. This article applies unless otherwise agreed by the parties on the matters in this article.
5.4 Where the deducted and transferred amount is denominated in a currency different from that of the debt to be repaid, the amount of the debt shall be converted and repaid at the exchange rate announced by Bank of Communications Co., Ltd. at the time of deduction and transfer. Where going through the formalities of foreign exchange settlement and sale is needed, the Guarantor is obliged to assist the Creditor in handling the procedures upon the Creditor's request.
▲▲Article 6 Notices
6.1 The contact information (including mailing address, contact phone number, fax number, e-mail, and more) filled in by the Guarantor in this contract is true and valid. In the event of a change in any contact information, the Guarantor shall immediately mail/send the change information in writing to the correspondence address provided by the Creditor in this contract. Such changes to information take effect upon receipt of the notice of the changes by the Creditor.
6.2 Unless otherwise expressly provided in this contract, the Creditor shall have the right to make any notice to the Guarantor by any of the following means. The Creditor has the right to choose the method of notification deemed as appropriate and is not liable for errors, omissions or delays in delivery by post, fax, telephone or any other communication system. Where the Creditor chooses multiple notification methods at the same time, the one that reaches the Guarantor in the shortest time shall prevail. If the Guarantor issues more than one notice to the Creditor in respect of the same matter with different contents, the notice issued later shall prevail unless otherwise expressly stated in the notice.
(1) For announcement, the date of service shall be deemed to be the date on which the Creditor publishes the announcement on its website, online banking system, telephone banking system or at business branches;
(2) If it is delivered by hand, the date of service shall be the date of receipt by the Guarantor;
(3) For deliveries made by postal mail (including express mail, ordinary mail and registered mail) to the Guarantor's mailing address recently known to the Creditor, the date of service shall be the 3rd day (in the same city) / 5th day (in other cities) after the date of mailing;
(4) For deliveries made by fax, mobile phone or text message or other electronic means of communication to the Guarantor's fax number latest known to the Creditor, mobile phone number or email address and WeChat account designated by the Guarantor, the date of service shall be the date of delivery. The aforesaid delivery means that the relevant information enters the server terminal of the service provider, rather than the relevant information being actually displayed on the customer's terminal.
6.3 The Guarantor agrees that unless the Creditor receives a written notice from the Guarantor regarding the change of the mailing address, the mailing address provided by the Guarantor in this contract shall be the address for the court to serve judicial documents and other written documents on the Guarantor. The scope of application of the above-mentioned service addresses includes, but is not limited to, the first instance of civil litigation, jurisdictional objections and reconsideration, second instance, retrial, remand for retrial, and enforcement procedures.

If the Guarantor responds to the lawsuit and submits a confirmation of service address directly to the court, while the confirmed address is inconsistent with the correspondence address recently known to the Creditor, the court has the right to use the address in the confirmation of service address.
In the process of dispute resolution under this contract, the court may serve the judgment, ruling and mediation document on the Guarantor in any of the following ways:
(1) Postal delivery (including express mail, ordinary mail, and registered mail), for which the date of service shall be the date when the Guarantor signs on the delivery receipt;
(2) Delivery by hand by dedicated persons, for which the date of service shall be the date when the Guarantor signs on the delivery receipt.
Where the court uses postal delivery (including express mail, ordinary mail, and registered mail), if the Guarantor hasn’t signed on the delivery receipt, or the mailing address filled in by the Guarantor is inaccurate, or the mailing address is actually changed but the Creditor has not received the written notice of the Guarantor on the change of mailing address, any of which resulting in the return of the judgment, ruling or mediation document, the date on which the document is returned shall be deemed the date of service.
Where the court uses dedicated personal delivery service, if the Guarantor has not signed on the delivery receipt, the date of service shall be the date on which the delivery person records on the spot the situation on the delivery receipt. In addition to judgments, rulings and mediation documents, the court has the right to make any notice to the Guarantor through any of the means of communication provided under Article 6.2. The court shall have the right to choose such means of communication as it deems appropriate and is not liable for any errors, omissions or delays in delivery by post, facsimile, telephone, telex or any other communication system. Where the court chooses multiple means of communication at the same time, whichever reaches the Guarantor in the shortest time shall prevail.
6.4 This article is an independent article of dispute resolution in the contract, of which the validity will not be affected when this contract is invalid, revoked or terminated.
▲▲Article 7 Information Disclosure and Confidentiality
7.1 For the undisclosed information and data of the Guarantor obtained and known during the signing and performance of this contract, the Creditor shall use such relevant information and data (including but not limited to collection, storage, use, processing, transmission, provision, disclosure, and more) without violating laws, regulations and regulatory requirements, shall bear the duty of confidentiality in accordance with the law, and shall not disclose such information and data to third parties, except in the following circumstances:
(1) Disclosure is required by applicable laws and regulations;
(2) Disclosure is required by judicial departments or regulatory authorities in accordance with law;
(3) The Guarantor fails to assume the guarantee liability as agreed, and the Creditor needs to disclose to and allow the Creditor's external professional adviser to use such information on the basis of confidentiality in order to realize the Creditor's rights under this contract;
(4) Conducting other reasonable acts in order to safeguard the public interest or the lawful rights and interests of the Guarantor;

(5) Disclosure is made as otherwise agreed by or authorized by the Guarantor to the lender.
Article 8 Dispute Resolution
This contract shall be governed by the laws of the People's Republic of China (excluding the laws of Hong Kong, Macau and Taiwan for the purposes of this contract). Disputes under this contract shall be filed with the court having jurisdiction over where the Creditor is located, unless otherwise agreed in the article entitled “Other Matters Agreed” herein. During the dispute period, the parties shall continue to perform the terms that are not in dispute.
Article 9 Terms of Effectiveness
This contract shall take effect on the date when all the following conditions are met: (1) the legal representative (person in charge) or authorized representative of the Guarantor signs (or seals) the contract; (2) the person in charge or the authorized representative of the Creditor signs (or seals) the contract and affixes the special stamp for contract.
Article 10 Master Contract of Guarantee
10.1 The guaranteed debtor is: Zai Lab (Shanghai) Co., Ltd.
10.2 The guarantee provided in this contract shall be subject to the following item (1):
(1) Guarantee. Guaranteed master Contract No.: Z2448LN15615473 entitled “Working Capital Loan Contract”.
Article 11 Contact Information
The contact details for the Guarantor to receive the notices as stipulated in Article 6 include:
Mailing address: Building 1, 4/F, Jinchuang Plaza, 4560 Jinke Road, Zhangjiang Hi-Tech Park, Pudong, Shanghai
Attn: Xiaopeng Feng

Zip code: 201210
Phone: [***]
Mobile phone number: [***]
WeChat account: /
Fax: /
Email address: [***]
Article 12 Other Matters Agreed
12.1 Both parties agree that the court with jurisdiction over the dispute stipulated in Article 8 herein shall be amended from “the court having jurisdiction over where the Creditor is located” to / .
Article 13 Number of Copies of Contract
The original of this contract shall be executed in four duplicated copies, with each party holding two copies.

Guarantor: ZAI LAB LIMITED
Legal representative (person in charge): YING DU
Type of Certificate: Certificate of Incorporation ID: 276549
Legal address: Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KYI-1106, Cayman Islands

Creditor: Bank of Communications Co., Ltd. Shanghai Zhangjiang Sub-Branch
Person in charge: Zhu Lei
Mailing address: 560 Songtao Road

The Guarantor has read through all the terms of the contract, and the Creditor has made a detailed clarification at the request of the Guarantor, with the Guarantor understanding the meaning of the terms of the contract, especially the articles marked with ▲▲ and its legal consequences when signing this contract.

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(Signature page)

Guarantor (Signature)	Creditor (special seal for a single contract) Bank of Communications Co., Ltd. Shanghai Zhangjiang Sub-Branch (contract seal for credit business)
Legal representative (person in charge) or authorized representative	Person in charge or authorized representative
(Signature or Seal) /s/ Xiaopeng Feng	(Signature or Seal) /s/ Tianyu Zhou
Signing Date: January 2, 2025	Signing Date: January 2, 2025